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                                                                       EXHIBIT 5

                                  July 10, 1996

Board of Directors
Peoples Heritage Financial Group, Inc.
One Portland Square
Portland, Maine 04112-9540

Re:      Registration Statement on Form S-4
         5,572,001 Shares of Common Stock

Ladies and Gentlemen:

         We have acted as special counsel to Peoples Heritage Financial Group, Inc. (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, of the registration statement on Form S-4 (the "Registration Statement") relating to the issuance of up to 5,572,001 shares of the Company's common stock, $.01 par value per share (the "Shares"), in connection with the proposed acquisition of Family Bancorp ("Family") pursuant to a merger of Family with and into Peoples Heritage Merger Corp., a wholly-owned subsidiary of the Company, all as described in the Registration Statement. As such counsel, we have made such legal and factual examinations and inquiries as we deemed advisable for the purpose of rendering this opinion.

         Based upon the foregoing, it is our opinion that the Shares, when issued, delivered and sold in the manner described in the Registration Statement, will be legally issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Company's Registration Statement, and we consent to the use of our name under the heading "Legal Opinion" in the Prospectus/Joint Proxy Statement constituting a part thereof.

                                        ELIAS, MATZ, TIERNAN & HERRICK L.L.P.

                                        By: /s/ Gerard L. Hawkins
                                            ------------------------------------
                                            Gerard L. Hawkins, a Partner